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                                                                    EXHIBIT 4.1

                             AMENDMENT NO. 1 TO THE
                             APPLIED MATERIALS, INC.
                           1995 EQUITY INCENTIVE PLAN

         APPLIED MATERIALS, INC. (the "Company"), having adopted the Applied Materials, Inc. 1995 Equity Incentive Plan (the "Plan"), hereby amends the Plan, effective as of December 13, 1996, as follows:

         1. Section 2.35 is amended by adding the following sentence as the last sentence thereof:

         Notwithstanding any contrary provision of the Plan, each Period of Restriction shall have a duration of not less than three years from the Grant Date unless otherwise approved by the holders of a majority of the Shares which are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Stockholders, or unless approved by the Committee at its discretion solely by reason of death, Disability, Retirement or major capital change.

         2. Section 4.1 is amended by deleting the numeral 6,300,000 from the first sentence thereof and substituting the numeral 18,600,000 therefor.

         3. Section 7.5 is amended by substituting the following sentence for the second sentence thereof:

         Subject to the minimum Period of Restriction specified in Section 2.35, the Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed.

         IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 1 on the date indicated below.





                                        APPLIED MATERIALS, INC.


Dated: June 11, 1997                    By /s/ Donald A. Slichter
                                          -----------------------------------
                                              Title: Secretary






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